Exhibit 99.1

Contact:

Michael G. McAuley

Vice President, Chief Financial Officer, and Treasurer

412-429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

May 5, 2016

Ampco-Pittsburgh Corporation Announces First Quarter Results

Carnegie, PA, May 5, 2016 – Ampco-Pittsburgh Corporation (NYSE: AP) reported sales of $63,578,000 for the three months ended March 31, 2016 compared to $65,087,000 for the three months ended March 31, 2015. For the first quarter of 2016, the Corporation incurred an operating loss of $4,963,000, including pre-tax transaction-related costs of approximately $1,800,000 and pre-tax purchase accounting impacts of approximately $1,600,000 associated with the acquisition of Åkers AB and certain of its affiliated companies (“Åkers”) consummated on March 3, 2016. For the same period of the prior year, operating income approximated $502,000, which included a pre-tax curtailment charge of approximately $1,217,000 associated with a partial freezing of the U.S. defined benefit plan and benefited from a pre-tax credit of approximately $750,000 relating to the collection of accounts receivable previously written off. For the three months ended March 31, 2016, the Corporation incurred a net loss of $2,890,000 or $0.26 per common share which includes the after-tax impact of both transaction-related costs and purchase accounting of approximately $2,807,000 or $0.26 per common share. For the three months ended March 31, 2015, the Corporation earned net income of $72,000 or $0.01 per common share and includes an after-tax impact for the aforementioned curtailment charge and collection of accounts receivable previously written off of approximately $314,000 or $0.03 per common share.

Sales for the Forged and Cast Engineered Products segment for the three months ended March 31, 2016 were slightly less than the same period of the prior year and included $12,583,000 for the newly acquired Åkers businesses. The addition of Åkers sales and a modest improvement in Union Electric Steel forged roll sales offset lower cast roll sales and an approximate $8,600,000 decline in the volume of open-die forged shipments to the oil and gas industry. The segment recorded an operating loss for the quarter led by the inclusion of Åkers, including the effects of purchase accounting, and the lower volume of open-die forged shipments.

Sales for the Air and Liquid Processing segment for the three months ended March 31, 2016 were consistent with the prior year quarter. Operating income improved, however, primarily due to a higher volume of shipments for the air handling business and cost containment efforts.

Corporate costs increased from the prior year primarily as a result of the transaction-related costs associated with the Åkers acquisition. Consolidated other income (expense) principally benefitted from foreign-exchange gains during the quarter compared to foreign-exchange losses a year ago. The Corporation’s effective tax rate for the three months ended March 31, 2016 approximated 21.3% in comparison to 32.7% for the three months ended March 31, 2015. The decrease principally is due to the change in the geographic mix of earnings.

Commenting on the quarter, John Stanik, Ampco-Pittsburgh’s Chief Executive Officer said, “In light of the current state of the industries we serve, we are pleased with the performance of our forged roll business and the improved contribution from our Air and Liquid Processing segment. With the Åkers acquisition, we took advantage of an opportunity to build upon our market position, but the sudden weakness in the overall European cast roll market has been disappointing. Our immediate focus now is to integrate the acquired businesses and capture synergies to fully leverage our combined potential.”

Teleconference Access

Ampco-Pittsburgh will conduct a teleconference to discuss the first quarter earnings as described in this News Release on Friday, May 6, 2016, at 10:30 a.m. Eastern Standard Time. The call will be broadcast live over the Internet and can be accessed from the “Investors” tab on the Corporation’s website, www.ampcopgh.com. Those wishing to participate in the call can register at www.ampcopgh.com, or by phone at 1-877-267-7197, shortly before the scheduled start time. The conference ID is: 98013447. The call replay will be available on the website through 12:00 a.m., Friday, May 20, 2016.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by or on our behalf. This news release may contain forward-looking statements that reflect our current views with respect to future events and financial performance. All statements in this document other than statements of historical fact are statements that are, or could be, deemed forward-looking statements within the meaning of the Act. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For Ampco-Pittsburgh, these risks and uncertainties include, but are not limited to, those described under Item 1A, Risk Factors, of Ampco-Pittsburgh’s Annual Report on Form 10-K. In addition, there may be events in the future that we are not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, we assume no obligation, and disclaim any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended March 31,
	2016	2015
Sales	$63,578,000	$65,087,000

Cost of products sold (excl. depreciation)	51,105,000	52,044,000
Selling and administrative	13,508,000	9,396,000
Depreciation and amortization	3,925,000	3,142,000
Loss on disposal of assets	3,000	3,000

Total operating expense	68,541,000	64,585,000

(Loss) income from operations	(4,963,000)	502,000
Other income (expense) – net	967,000	(380,000)

(Loss) income before income taxes	(3,996,000)	122,000
Income tax benefit (provision)	850,000	(40,000)
Equity earnings in Chinese joint venture	172,000	(10,000)

Net (loss) income before non-controlling interests	(2,974,000)	72,000
Net loss attributable to non-controlling interests	84,000	—

Net (loss) income	$(2,890,000)	$72,000

Earnings per common share:
Basic	$(0.26)	$0.01

Diluted	$(0.26)	$0.01

Weighted-average number of common shares outstanding:
Basic	11,006,145	10,425,664

Diluted	11,006,145	10,464,088